Exhibit (p)(5)

CODE OF ETHICS/ INSIDER TRADING POLICY STATEMENT

ACKNOWLEDGMENT OF RECEIPT –DECEMBER 31, 2015

I hereby acknowledge receipt of (i) the Code of Ethics of Westwood Global Investments LLC (the “Company”) and (ii) the Insider Trading Policy Statement of the Company. I represent that I have read and understand both the Code of Ethics and the Insider Trading Policy Statement and will keep both documents for further reference. I understand, acknowledge and agree that both the Code of Ethics and the Insider Trading Policy Statement apply to me and, among other matters, to all transactions and holdings in investments in which I have beneficial ownership, as well as all transactions and holdings in investments in which members of my family/household have beneficial ownership. I hereby agree that I will comply with both the spirit and the specific requirements of the Code of Ethics and the Insider Trading Policy Statement, including all reporting obligations under the Code of Ethics.

I hereby authorize the Company to receive duplicate copies of all transaction confirmation statements and all account statements with respect to any securities account I maintain with any broker, dealer, investment manager or bank. I further acknowledge that any communications concerning pre-clearances of Reportable Securities transactions required pursuant to the Code of Ethics may be recorded by the Company.

Signed:

Date:

CODE OF ETHICS

This Code of Ethics shall apply to all principals and employees of Westwood Global Investments LLC (the “Company”) and any other person who provides advice on behalf of the Company. All such personnel will annually receive a copy and provide the Company (through the Chief Compliance Officer) with a written acknowledgement of their receipt and understanding of this Code of Ethics.

Standards of Conduct

The operating principles of Westwood Global Investments LLC require both personal and professional integrity. Each employee is expected to conduct all business honestly and professionally, in accordance with the Company’s policies and procedures, applicable law and the highest ethical standards.

It is required of each employee, not only to conform to this standard, but also to come forward when observing violations or irregularities that could jeopardize the integrity of the Company.

General Principles

The actions of all employees of the Company shall, at all times, be governed by the following general principles:

1.	As fiduciaries for our clients, all employees have responsibility to act at all times in the best interest of our clients;

2.	All employees must place the interest of our clients ahead of personal interests or gain for the Company;

3.	All employees of the Company must act in a manner that avoids any conflict of interest, either real or perceived;

4.	All information pertaining to any client must be held strictly confidential;

5.	All employees must comply with all applicable laws and governmental regulations, particularly federal securities laws and related regulations.

6.

All employees acknowledge and agree that the Company continually develops certain Confidential Information related to its business and that the employee may learn of Confidential Information during the course of employment. For purposes of this Agreement, “Confidential Information” means all information and ideas, in any form, relating in any manner to the business of the Company, its products, or its clients, or to any of the Company’s principals or employees, that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information, which, if disclosed by the Company, would assist in competition against them.

7.	All employees agree that they will not at any time, whether during or after the termination of their employment from the Company, reveal to any third party any Confidential Information so far as it may come to his or her knowledge, except as may be required in the ordinary course of performing his or her duties as an employee of the Company, and he or she shall keep secret all matters of such nature entrusted to him or her and shall not use or attempt to use any such information in any manner which may injure or cause loss to the Company or its customers.

8.	All employees acknowledge and agree that all documents, records, tapes and other media of every kind and description and in whatever format relating to the business, present or otherwise, of the Company (including without limitation, personal computer files, contacts, programs, disks, e-mail and voice-mail prepared or maintained by employee and kept on the Company’s systems or in the Company’s offices or in off-site storage) and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the employee, shall be the sole and exclusive property of the Company. Each employee further agrees that he or she shall not, after the termination of his or her employment from the Company, use or permit to be used any such documents, it being agreed that any and all of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon termination of his or her employment he or she shall deliver all of the foregoing, and all copies thereof in any medium, to the Company.

The Chief Compliance Officer

The Chief Compliance Officer (the “CCO”) shall be so designated by the Principals of the Company. The CCO is responsible for the publication, dissemination, and training regarding this Code of Ethics. The CCO will seek to ensure compliance with this policy.

The Company expects all personnel to comply with the spirit of the Code, as well as the specific rules in the Code. The Company treats violations of this

Code very seriously. Employees must report any violations of the Code promptly to the Chief Compliance Officer. Any matter will be reviewed and, where appropriate, investigated by the CCO and other designated managers.

The CCO will review all holdings and transactions reports as required under the Rule 204A-1. The CCO’s holdings and transaction reports are reviewed by Nina Mathur, Compliance Analyst and sampled by Meg Reynolds, Principal of Westwood.

Gifts

The Company prohibits all Access Persons from making or accepting gifts with an aggregate value in excess of $100 per year to any or from any person associated with a publicly traded issuer, a securities or financial organization, or the news media.

No Access Person may accept or receive on their own behalf or on behalf of the Company any gift or other accommodations from a vendor, broker, securities salesman, client or prospective client (a “business contact”) that might create a conflict of interest or interfere with the impartial discharge of such personnel’s responsibilities to the Company or its clients, or place the recipient or the Company in a difficult or embarrassing position. This prohibition applies equally to gifts or other accommodations to members of the Family/Household of Company personnel.

No Access Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the Company. All exception requests must be submitted to the Chief Compliance Officer.

Business dinners or other business outings, including outings to sporting events or the theater, are not treated as “gifts” unless: 1) the business component is not significant (significance being an opportunity to interact with the host or a representative of the host and firm or some third party with which the Company does or seeks to do business); 2) the social component does not conform with the standards for avoiding actual or apparent conflict of interest; or 3) participation in the event is preconditioned on any business done with the host’s firm.

Attendance at a bona fide seminar paid for in whole or in part by the seminar sponsor is not treated as a gift where the location is appropriate to the purpose of the meeting and attendance is not preconditioned on any business to be done with the firm of the giver.

Should there be any question about attendance at an event or other situation that might be considered a “gift” and in violation of this Policy, the Access Person should immediately contact the CCO for guidance.

Board of Directors

Company Access Persons are allowed to serve as a board of directors’ member for any not-for profit organization. However, the approval of the CCO is required for any Access Person to serve as a director on the board of a for-profit company.

Outside Business Activities

The CCO is responsible for monitoring outside business activities of all employees and any members of their household. Each employee will be required to attest annually to any outside business activities.

Political Contributions

The Company prohibits political contributions to official or campaign committee for the states, cities, municipalities where we have been appointed investment manager. An official is defined as “an incumbent, candidate or successful candidate for elective office of a government entity if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser”.

The Company prohibits political contributions unless pre-approved by the CCO to a state or local elected official, or candidate, whose public office would offer him/her the ability to directly or indirectly influence the selection of the Company as an Investment Adviser. The prohibition also applies to federal campaigns if the candidate for federal office currently is an official of a state or local government. The Company’s prohibition applies to all affiliates of the Company and all employees, including their lawyers, their spouses, or their affiliated companies making contributions on their behalf. There are two exceptions where pre-approval is not necessary:

•	contributions of up to $350 per election per candidate if the contributor is entitled to vote for the candidate,

•	contributions up to $150 per election per candidate if the contributor is not entitled to vote for the candidate.

Without prior approval by the CCO, employees, spouses or employees’ lawyers are also not allowed to ask another person or political action committee (PAC) to:

1.	Make a contribution to an elected official (or candidate for the official’s position) who can influence the selection of the adviser.

2.	Make a payment to a political party of the state or locality where the adviser is seeking to provide advisory services to the government.

Personal Transactions

The intent of the Personal Transaction policy of the Company is to guard against situations that could create an actual or potential conflict of interest.

Initial Holdings Report. All Access Persons must submit an “Initial Holdings Report” within 10 days of employment, with the CCO. This report must list all Reportable Securities in which you currently (or members of your Family/Household) have Beneficial Ownership. In addition, a current report of all accounts held at a broker, bank, investment advisor, or other financial management firms, must be filed with the CCO by Access Persons and Family/ Household members, whether or not these accounts hold Reportable or non-Reportable securities. The information must be current, within 45 days of its receipt by the CCO.

Exception. An Access Person or Family/Household member need not report securities holdings or transactions over which the employee (or Family/ Household member) has no direct or indirect influence, control or discretion. However, any Access Person who is a client of the company must submit Holdings reports.

Annual Holdings Reports. All Access Persons must file an annual holdings report with the CCO by January 31 of each year (the “Annual Holdings Report”), such report including the same information as the Initial Holdings Report, but as of December 31 of the just completed year.

Quarterly Transaction Report. No later than 10 days after the end of each calendar quarter, all Access Persons must file a Quarterly Transaction Report, listing the specific nature of all Reportable Securities transactions in the prior quarter. This form attached hereto, is required to be filled out by all Access Persons even if no transactions occurred. (See attached Form B).

Pre-clearance. Access Persons and Family/ Household members must receive approval from Meg Reynolds, Partner and CCO for transactions in all reportable securities for all covered accounts. This may be obtained by email to Meg Reynolds and CCO or by completing and submitting a Personal Transaction Request Form. The approval is good for that day only. If approval is provided after the market close, it is approved for following day only. All trade information needs to be filed on the Quarterly Transaction Reports. Access Persons or Family/ Household members who are clients are exempt from requesting pre-clearance for investments in WGI’s Funds.

Restricted list. Access Persons will not be approved to trade any security on client’s restricted list or WGI’s watch list.

Termination of Employment. If an Access Person is no longer an employee of WGI any investment in WGI’s commingled funds will need to be liquidated by the following month end after employment terminates.

WGI Holdings – Access Persons may own securities that WGI hold in clients’ portfolios allowing for the following two restrictions:

1)	Access Persons will be required to sell their position if WGI sells same security in clients’ portfolio(s).

2)	Access Persons will have to own security until WGI sells security. Access Persons will be allowed to sell after WGI has completed selling all shares in clients’ portfolios. Selling may commence once client sell is complete.

11 Day Blackout Period. No Access Person may purchase any Reportable Security within five (5) calendar days immediately before or after any client account at the Company trades that security, unless the Access Person had no actual knowledge that the Reportable Security was being considered for purchase or sale at that time.

30 Day Hold. No Access Person may sell a security within 30 calendar days of purchase of same security.

Personal Hardship. Access Persons may request an exemption to the trading restrictions if they face a personal hardship. A request must be in writing to the CCO. The CCO along with the Partners will determine if the exception can be granted.

Initial Public Offering (IPO) and Private Placements. Access Persons are required to obtain approval from the CCO prior to any investment in an IPO or private company. An annual updated list of non-public securities or holdings must be submitted, and transactions in such securities must be reported.

Investment Clubs. Access Persons and Family/Household members may belong to an investment club, but are not allowed to vote on investment decisions. All the usual rules of reporting, pre-clearance and blackouts shall apply to personal holdings and transactions through investment clubs.

Definitions.

“Access Persons” refers to every principal, officer, and employee of the Company.

“Beneficial Ownership” means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities.

“Chief Compliance Officer” refers to Sheila Stanton, or another person that she designates to perform the function of CCO when she is not available. For purposes of reviewing the CCO’s own transactions, reports, and pre-clearance, the function will be performed by Meg Reynolds.

“Family/Household” members include:

•	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support);

•	Your children under the age of 18;

•	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support);

•	Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

“Reportable Security” means anything that is considered a “security” under the Investment Company Act of 1940 or the Investment Advisers Act of 1940, including:

•	Common stock, preferred stock;

•	Options on securities, on indexes, on currencies;

•	Investments in limited partnerships; and

•	Investments in private funds and hedge funds

“Exempt Securities”. Employees are not required to pre-clear, nor required to report transactions or holdings in the following:

•	Money market instruments or funds;

•	Open-end mutual funds (other than mutual funds advised or sponsored by the Company);

•	Treasury bills, notes and bonds; and

•	Purchases or sales of Reportable Securities pursuant to an automatic dividend reinvestment plan.

If you have any questions or doubt about whether an investment is considered a security or a Reportable Security under this Code, ask the Chief Compliance Officer.

Westwood Global Investments LLC - Code of Ethics

FORM A - INITIAL HOLDINGS REPORT

Name of Access Person:

Date I Became an Access Person (the “Reporting Date”):

Date submitted to the Chief Compliance Officer:

Initial Certification:

I understand that for purposes of the Code I am classified as:

☐	an Access Person

Initial Holdings Report (check ONE of the following two boxes):

☐	Attached is a complete list of all Reportable Securities or accounts in which I, and/or a member of my Family/Household, had Beneficial Ownership on the Reporting Date.

☐	Neither I, nor any member of my Family/Household, has Beneficial Ownership of any Reportable Securities.

FORM A - INITIAL HOLDINGS REPORT - Continued

Initial Holdings

Accounts with Brokers, Dealers and/or Banks (check ONE of the following two boxes):

☐	As of the Reporting Date, I did not maintain any accounts with brokers, dealers or banks in which any securities (including securities which are not Reportable Securities) were held for the direct or indirect benefit of me or a member of my Family/Household.

☐	All accounts that I maintained with brokers, dealers or banks in which any securities (including securities which are not Reportable Securities) were held for the direct or indirect benefit of me or a member of my Family/Household as of the Reporting Date are set forth below:

Name(s) of Institution(s)

1.

2.

3.

4.

5.

6.

All information provided in this Form A is true and complete to the best of my knowledge.

I have read the Code, and will keep a copy for future reference. I understand my responsibilities under the Code and agree to comply with all of its terms and conditions. In particular, I understand that the Code applies to me and to all investments in which I have Beneficial Ownership, as well as investments in which members of my Family/Household have Beneficial Ownership.

Signed:

Date:

Westwood Global Investments LLC - Code of Ethics

FORM B - QUARTERLY TRANSACTION REPORT

NOTE: THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS AND FILED WITH THE CHIEF COMPLIANCE OFFICER NO LATER THAN 10 DAYS AFTER THE END OF MARCH, JUNE, SEPTEMBER AND DECEMBER OF EACH YEAR. TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE CODE.

Name of Access Person:

Reporting Period/Calendar Quarter End Date:

Date submitted to the Chief Compliance Officer:

Transactions Report (check ONE of the following two boxes):

☐	Attached as APPENDIX B is a complete list of all transactions in Reportable Securities during the most recently completed calendar quarter in which I, and/or any member of my Family/Household, had Beneficial Ownership, other than transactions effected through securities accounts as to which a standing order was (and remains) in effect to provide duplicate broker confirmations of all transactions in Reportable Securities and periodic account statements to the Chief Compliance Officer not later than 30 days after the end of the calendar quarter in which the transaction occurred.

☐	There were no transactions in Reportable Securities during the most recently completed calendar quarter in which I, or any member of my Family/Household, had Beneficial Ownership.

New Securities Accounts:

☐	During the most recent calendar quarter, I established the following account(s), as shown below, with brokers, dealers or banks in which securities (including securities which are not Reportable Securities) are held for the direct or indirect benefit of me or a member of my Family/Household:

Name(s) of Institution(s)

1.

2.

3.

FORM B - QUARTERLY TRANSACTION REPORT - Continued

Appendix B

Transactions in Reportable Securities During Most Recent Calendar Quarter:

Name of Access Person:

Reporting Period/Calendar Quarter:

Date submitted to Chief Compliance Officer:

Trade Date	Nature of Transaction (e.g., purchase, sale, other)	Ticker or Cusip	Title of Security	# of Shares	Principal Amount	Interest Rate Maturity Date (if applicable)	Price of Security at which Transaction Effected	Institution through which Transaction Effected

Note: Please use additional sheets as needed.

All information provided in this Form B is true and complete to the best of my knowledge.

Signed:

Date:

Westwood Global Investments LLC -Code of Ethics

FORM C - ANNUAL CODE OF ETHICS CERTIFICATION; ANNUAL HOLDINGS REPORT

NOTE: THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS AND FILED WITH THE CHIEF COMPLIANCE OFFICER NO LATER THAN JANUARY 30 OF EACH YEAR. TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE CODE.

Name of Access Person:

Calendar Year Covered by This Report:

Date Submitted to the Chief Compliance Officer:

Annual Certification

☐	I hereby certify that during the year covered by this report I complied with all applicable requirements of the Code, and have reported to the Chief Compliance Officer all transactions required to be reported under the Code.

Annual Holdings Report (check ONE of the following two boxes):

☐	Attached is a complete list of all Reportable Securities or accounts in which I, and/or any member of my Family/Household, had Beneficial Ownership as of December 31 of the most recently completed calendar year.

☐	As of December 31 of the most recently completed calendar year, neither I, nor any member of my Family/Household, had Beneficial Ownership of any Reportable Securities.

Accounts with Brokers, Dealers and/or Banks (check ONE of the following two boxes):

☐	All accounts that I maintained with brokers, dealers or banks in which any securities (including securities which are not Reportable Securities) were held for the direct or indirect benefit of me or a member of my Family/Household as of December 31 of the most recently completed calendar year are attached hereto.

☐	As of December 31 of the most recently completed calendar year, I did not maintain any accounts with brokers, dealers or banks in which any securities (including securities which are not Reportable Securities) were held for the direct or indirect benefit of me or a member of my Family/Household.

All information provided in this Form C is true and complete to the best of my knowledge.

Signed:

Date:

Westwood Global Investments LLC -Code of Ethics

FORM D - ANNUAL BOARD OF DIRECTORS AFFILIATION REPORT

NOTE: THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS AND FILED WITH THE CHIEF COMPLIANCE OFFICER NO LATER THAN JANUARY 30 OF EACH YEAR. TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE CODE.

Name of Access Person:

Calendar Year Covered by This Report:

Date Submitted to the Chief Compliance Officer:

Board of Directors Affiliation with any For-Profit and Not-for-Profit Organizations (check ONE of the following two boxes):

☐	I currently serve as a member or trustee of the following for-profit and not-for-profit Board of Directors:

Name(s) of For-Profit Organization(s):

1.

2.

3.

Name(s) of Non-Profit Organization(s):

1.

2.

3.

4.

5.

☐	I do not currently serve as a member or trustee of any for-profit and not-for-profit Board of Directors:

All information provided in this Form D is true and complete to the best of my knowledge.

Signed:

Date:

Westwood Global Investments LLC -Code of Ethics

FORM E – PERSONAL SECURITIES TRANSACTION REQUEST FORM

Name:

Legal Name of Account:

Transaction Date:

Circle one: Buy / Sell

Security Name:

Ticker or Sedol:

Number of Shares:

Broker:

Signature:

Date:

Approved:                                                  Denied:

Signed

Partner

Signed

CCO

STATEMENTS OF POLICIES AND PROCEDURES

WITH RESPECT TO FLOW AND USE OF MATERIAL

NONPUBLIC (INSIDE) INFORMATION

Introduction

This is a Statement of Policies and Procedures with Respect to the Flow and Use of Material Nonpublic (Inside) Information (the “Statement”) of Westwood Global Investments LLC (the “Company”).

A reputation for integrity and high ethical standards in the conduct of the affairs of the Company is of paramount importance to us. To preserve this reputation, it is essential that all transactions in securities be effected in conformity with applicable securities laws.

This Statement has been adopted in response to the requirements of the Insider Trading and Securities Fraud Enforcement Act of 1988 (the “Act”). The Act was designed to enhance the enforcement of the securities laws, particularly in the area of insider trading, by (i) imposing severe penalties on persons who violate the laws by trading on material, nonpublic information and (ii) requiring broker-dealers and investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of inside information. Personnel of the Company are required to comply with this Statement, as well as with the Company’s Code of Ethics (the “Code”).

Purpose and Applicability of Statement

The purpose of this Statement is to explain: (1) the general legal prohibitions regarding insider trading; (2) the meaning of the key concepts underlying the prohibition; (3) the sanctions for insider trading and expanded liability for controlling persons; and (4) the Company’s educational program regarding insider trading. This Statement applies to all officers, managers, directors and employees of the Company.

The Basic Insider Trading Prohibition

The Act does not define insider trading. However, in general, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

•	trading while in possession of material, nonpublic information;

•	communicating (“tipping”) such information to others;

•	recommending the purchase or sale of securities on the basis of such information; or;

•	providing substantial assistance to someone who is engaged in any of the above activities.

In addition, rules of the Securities and Exchange Commission (the “SEC”) prohibit an individual from trading while in possession of material, nonpublic information relating to a tender offer, whether or not trading involves a breach of duty, except for a company acting in compliance with appropriate “firewall” procedures.

No Fiduciary Duty to Use Inside Information. Although the Company has a fiduciary relationship with its clients, it has no legal obligation to trade or recommend trading on the basis of information its employees know to be “inside” information. In fact, such conduct could violate the federal securities laws.

Basic Concepts

Federal law prohibits knowingly or recklessly purchasing or selling directly or indirectly a security while in possession of material, nonpublic information or communicating (“tipping”) such information in connection with a purchase or sale. Insider trading restrictions arise only when information that is used for trading, recommending or tipping is Material. Information is considered Material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities. Nonpublic Information includes information that has not been disseminated to investors generally (e.g., through national business and financial news wire services, such as Dow Jones and Reuter; national news services, such as The Associated Press, The New York Times or The Wall Street Journal; board tapes; SEC reports; brokerage firm analysts’ reports that have been disseminated to the firm’s customers). Awareness by a Company employee of Material Nonpublic Information of an issuer will generally preclude the Company from trading on the securities of that issuer.

Sanctions and Liabilities

Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on the Company. These could involve SEC administrative sanctions, such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences. Even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Statement or the Code may result in termination of your employment and referral to the appropriate authorities.

NOTE: The insider trading doctrine is complex and, therefore, if you come into possession of material nonpublic information or have any questions as to whether information is material nonpublic information, you should immediately contact the Chief Compliance Officer for guidance.